Contact:
Euronet Worldwide, Inc.
Genese Hill
+1-913-327-4200

Euronet Reports Fourth Quarter and Full Year Financial Results

LEAWOOD, KANSAS, USA - February 6, 2024 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports fourth quarter and full year 2023 financial results.

Euronet reports the following consolidated results for the fourth quarter 2023 compared with the same period of 2022:

•	Revenues of $957.7 million, an 11% increase from $865.7 million (7% increase on a constant currency[1] basis).
•	Operating income of $97.4 million, a 23% increase from $79.1 million (22% increase on a constant currency basis).
•	Adjusted operating income[2] of $99.9 million, a 26% increase from $79.1 million (25% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $147.6 million, a 16% increase from $127.0 million (14% increase on a constant currency basis).
•	Net income attributable to Euronet of $69.3 million, or $1.43 diluted earnings per share, compared with $67.7 million, or $1.31 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.88, a 35% increase from $1.39.
•
Euronet's cash and cash equivalents were $1,254.2 million and ATM cash was $525.2 million, totaling $1,779.4 million as of December 31, 2023, and availability under its revolving credit facilities was approximately $661.2 million.

Euronet reports the following consolidated results for the full year 2023 compared with the same period of 2022:

•	Revenues of $3,688.0 million, a 10% increase from $3,358.8 million (9% increase on a constant currency basis).
•	Operating income of $432.6 million, a 12% increase from $385.4 million (12% increase on a constant currency basis).
•	Adjusted operating income of $432.1 million, a 12% increase from $385.4 million (11% increase on a constant currency basis).
•	Adjusted EBITDA of $618.7 million, a 9% increase from $565.3 million (9% increase on a constant currency basis).
•	Net income attributable to Euronet of $279.7 million, or $5.50 diluted earnings per share, compared with $231.0 million, or $4.41 diluted earnings per share.
•	Adjusted earnings per share of $7.46, a 15% increase from $6.51.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased we exceeded our guidance, driven by strong performance in all three segments, together with benefits from improved foreign exchange rates against the US dollar and a lower tax rate. We delivered record fourth quarter adjusted EPS of $1.88, a 35% year-over-year increase as well as double-digit growth in operating income and adjusted EBITDA," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "EFT delivered strong growth across all metrics driven by continued recovery of international transactions due to easing inflation, wage growth, and an extended travel season in Europe. Money Transfer produced strong fourth-quarter results across all metrics with growth in both retail and digital transactions and effective cost management. In epay, our core business delivered strong results from continued media and mobile growth, partially offset by less promotional activity compared to last year's fourth quarter."

"As I reflect on the full year 2023, I am proud of the contributions of each of our segments and the continued diversification of our product offerings. We saw the metrics in our EFT business recover its correlation with the air travel data from Eurocontrol at the end of the third quarter, which continued through the fourth quarter and resulted in delivering 53% growth in adjusted operating income compared to the fourth quarter of 2022.  Our Money Transfer business continued to gain market share and reduce costs, improving operating income by 27%.  Finally, our epay business grew its core business double digits in adjusted EBITDA and operating income.  These noteworthy developments increase our optimism for 2024 and beyond."

Fourth quarter and full year adjusted operating income, adjusted EBITDA and adjusted EPS include a non-cash purchase accounting expense adjustment of $2.5 million. Full year adjusted operating income, adjusted EBITDA and adjusted EPS also include a $3.0 million non-cash gain incurred in the second quarter 2023.

Taking into consideration recent trends in the business and the global economy, the Company anticipates its 2024 adjusted EPS will grow 10% to 15% year-over-year, consistent with its 10 and 20 year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2023 compared with the same period or date in 2022:

•	Revenues of $237.9 million, a 13% increase from $210.1 million (9% increase on a constant currency basis).
•	Operating income of $25.5 million, a 34% increase from $19.1 million (40% increase on a constant currency basis).
•	Adjusted operating income of $28.0 million, a 47% increase from $19.1 million (53% increase on a constant currency basis).
•	Adjusted EBITDA of $52.2 million, a 20% increase from $43.4 million (21% increase on a constant currency basis).
•	Transactions of 2,369 million, a 30% increase from 1,825 million.
•
Total of 52,652 installed ATMs as of December 31, 2023, a 4% increase from 50,738 at December 31, 2022. Operated 47,303 active ATMs as of December 31, 2023, a 5% increase from 45,009 as of December 31, 2022.

The EFT Processing Segment reports the following results for the full year 2023 compared with the same period in 2022:

•	Revenues of $1,058.3 million, a 15% increase from $924.2 million (14% increase on a constant currency basis).
•	Operating income of $206.3 million, a 12% increase from $184.0 million (13% increase on a constant currency basis).
•	Adjusted operating income of $205.8 million, a 12% increase from $184.0 million (11% increase on a constant currency basis).
•	Adjusted EBITDA of $300.4 million, an 8% increase from $279.4 million (6% increase on a constant currency basis).
•	Transactions of 8,473 million, a 31% increase from 6,459 million.

Revenue, operating income, and adjusted EBITDA growth for both the fourth quarter and full year 2023 was driven by continued growth in transactions in nearly all markets, together with growth in the merchant acquiring business with adjusted EBITDA doubling in the last two years.

The EFT Segment's total installed ATMs at December 31, 2023 grew 4% over the December 31, 2022 ATMs due to the net addition of 58 Euronet-owned ATMs, 837 new outsourcing ATMs and the addition of 1,019 low-margin ATMs in India. In the latter part of 2023, with the travel sector approaching near full recovery since the onset of COVID, the EFT segment undertook an assessment of its ATM estate and commenced a plan to deinstall underperforming ATMs. The deinstallaton of these ATMs contributed to improved profits and margins in the fourth quarter and are expected to further benefit profits and margins going forward. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated.

The epay Segment reports the following results for the fourth quarter 2023 compared with the same period or date in 2022:

•	Revenues of $316.7 million, an 11% increase from $285.5 million (7% increase on a constant currency basis).
•	Operating income of $43.6 million, a 6% increase from $41.1 million (3% increase on a constant currency basis).
•	Adjusted EBITDA of $45.4 million, a 7% increase from $42.6 million (3% increase on a constant currency basis).
•	Transactions of 906 million, a 4% decrease from 941 million.
•	POS terminals of approximately 821,000 as of December 31, 2023, a 1% increase from approximately 816,000.
•	Retailer locations of approximately 352,000 as of December 31, 2023, a 2% decrease from approximately 358,000.

The epay Segment reports the following results for the full year 2023 compared with the same period in 2022:

•	Revenues of $1,082.4 million, an 8% increase from $997.9 million (7% increase on a constant currency basis).
•	Operating income of $126.2 million, a 5% increase from $120.7 million (5% increase on a constant currency basis).
•	Adjusted EBITDA of $133.1 million, a 5% increase from $126.9 million (5% increase on a constant currency basis).
•	Transactions of 3,789 million, a 1% decrease from 3,836 million.

Fourth quarter and full year 2023 constant currency revenue, operating income and adjusted EBITDA growth was driven by continued expansion of digital media and mobile sales.  This growth was offset by fewer promotional sales recognized in this year's fourth quarter and full year compared to the fourth quarter and full year 2022.

The decline in epay transactions was the result of a decrease in transactions in India where certain mobile wallets established direct connections with mobile operators, partially offset by continued growth in digital branded payments in Europe. The India transactions are low-value, and as such, have a more substantial impact on transaction count, but a relatively insignificant impact on gross profit.

The Money Transfer Segment reports the following results for the fourth quarter 2023 compared with the same period or date in 2022:

•	Revenues of $405.1 million, a 9% increase from $372.1 million (7% increase a constant currency basis).
•	Operating income of $51.9 million, a 30% increase from $39.9 million (27% increase on a constant currency basis).
•	Adjusted EBITDA of $59.3 million, a 23% increase from $48.1 million (20% increase on a constant currency basis).
•	Total transactions of 42.4 million, an 8% increase from 39.4 million.
•	Network locations of approximately 580,000 as of December 31, 2023, an 11% increase from approximately 522,000.

The Money Transfer Segment reports the following results for the full year 2023 compared with the same period in 2022:

•	Revenues of $1,555.2 million, an 8% increase from $1,444.5 million (7% increase on a constant currency basis).
•	Operating income of $185.4 million, a 20% increase from $154.5 million (19% increase on a constant currency basis).
•	Adjusted EBITDA of $216.4 million, a 15% increase from $188.4 million (14% increase on a constant currency basis).
•	Total transactions of 161.7 million, a 9% increase from 147.9 million.

Fourth quarter constant currency revenue, operating income and adjusted EBITDA growth was the result of 8% growth in U.S.-outbound transactions, 10% growth in international-originated money transfers - which included 7% growth from Americas outside the US, 8% growth in transfers initiated largely in Europe, and 20% growth in transfers initiated in the Middle East and Asia, and 17% growth in xe transactions, partially offset by a 13% decline in the intra-U.S. business. These transaction growth rates include 20% growth in direct-to-consumer digital transactions.

Full year 2023 constant currency revenue, operating income, and adjusted EBITDA growth was the result of 10% growth in U.S.-outbound transactions, 12% growth in international-originated money transfers - which included 10% growth from Americas outside the US, 12% growth in transfers initiated largely in Europe, and 14% growth in transfers initiated in the Middle East and Asia, and 23% growth in xe transactions, partially offset by a 15% decline in the intra-U.S. business.  These transaction growth rates include 26% growth in direct-to-consumer digital transactions.

For the the fourth quarter and full-year, revenue growth was less than transaction growth due to a decrease in the average amount sent as a result of inflationary pressures together with marketing efforts in certain geographies, which resulted in slightly less revenue per transaction but contributed to improved profit margins.

For the fourth quarter and full year adjusted EBITDA and operating income growth exceeded the revenue growth rate due to the leverage of revenue growth together with effective cost management.

Corporate and Other reports $23.6 million of expense for the fourth quarter 2023 compared with $21.0 million for the fourth quarter 2022. For the full year 2023, Corporate and Other reports $85.3 million of expense compared with $73.8 million for the full year 2022. The increase in corporate expenses for both the fourth quarter and full year 2023 is largely the result of long- and short-term compensation expenses based on Company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,254.2 million as of December 31, 2023, compared to $1,074.4 million as of September 30, 2023. The increase in unrestricted cash and cash equivalents is mainly due to cash generated from operations of $98 million, the return of $75 million in cash from our ATMs following the peak travel season and working capital fluctuations, partially offset by $54 million in share repurchases and the issuance of a $60 million convertible note receivable.

Total indebtedness was $1,869.6 million as of December 31, 2023, compared to $1,717.3 million as of September 30, 2023. The increase in debt was largely due to borrowing on the revolving credit facility to fund payments across several currencies across year-end.  These borrowings were largely repaid immediately following year-end. Availability under the Company's revolving credit facilities was approximately $661.2 million as of December 31, 2023.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding non-cash gains and non-cash purchase accounting expense adjustments. Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, non-cash gains, non-cash purchase accounting expense adjustments and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4)Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash gains and non-cash purchase accounting expense adjustments f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 7, 2023, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Fourth Quarter 2023 Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit card processing, ATMs, POS services, branded payments, foreign currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payments network that includes 52,652 installed ATMs, approximately 656,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 66 countries; card software solutions; a prepaid processing network of approximately 821,000 POS terminals at approximately 352,000 retailer locations in 62 countries; and a global money transfer network of approximately 580,000 locations serving 198 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; military conflicts in the Ukraine and the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2023	December 31,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$1,254.2	$1,131.2
ATM cash	525.2	515.6
Restricted cash	15.2	7.4
Settlement assets	1,681.5	1,442.7
Trade accounts receivable, net	370.6	270.8
Prepaid expenses and other current assets	316.0	359.0

Total current assets	4,162.7	3,726.7

Property and equipment, net	332.1	336.6
Right of use lease asset, net	142.6	149.7
Goodwill and acquired intangible assets, net	1,015.1	1,016.6
Other assets, net	241.9	174.0

Total assets	$5,894.4	$5,403.6

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,681.5	$1,442.7
Accounts payable and other current liabilities	816.9	858.1
Current portion of operating lease liabilities	50.3	50.2
Short-term debt obligations	151.9	3.1

Total current liabilities	2,700.6	2,354.1

Debt obligations, net of current portion	1,715.4	1,609.1
Operating lease liabilities, net of current portion	95.8	102.6
Capital lease obligations, net of current portion	2.3	1.3
Deferred income taxes	47.0	28.4
Other long-term liabilities	83.6	63.7

Total liabilities	4,644.7	4,159.2

Equity	1,249.7	1,244.4

Total liabilities and equity	$5,894.4	$5,403.6

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Revenues	$3,688.0	$3,358.8	$957.7	$865.7

Operating expenses:
Direct operating costs	2,222.8	2,018.2	596.4	533.3
Salaries and benefits	602.9	534.2	158.0	141.7
Selling, general and administrative	296.8	285.1	72.4	77.5
Depreciation and amortization	132.9	135.9	33.5	34.1
Total operating expenses	3,255.4	2,973.4	860.3	786.6
Operating income	432.6	385.4	97.4	79.1

Other income (expense):
Interest income	15.2	2.0	5.1	1.1
Interest expense	(55.6)	(37.5)	(16.5)	(10.9)
Foreign currency exchange gain (loss)	8.0	(28.2)	11.6	7.8
Other income	0.2	0.9	0.3	0.7
Total other (expense) income, net	(32.2)	(62.8)	0.5	(1.3)
Income before income taxes	400.4	322.6	97.9	77.8

Income tax expense	(120.9)	(91.9)	(28.4)	(10.0)

Net income	279.5	230.7	69.5	67.8
Net loss (income) attributable to noncontrolling interests	0.2	0.3	(0.2)	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$279.7	$231.0	$69.3	$67.7
Add: Interest expense from assumed conversion of convertible notes, net of tax	4.2	4.7	1.0	1.4
Net income for diluted earnings per share calculation	$283.9	$235.7	$70.3	$69.1
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$5.50	$4.41	$1.43	$1.31

Diluted weighted average shares outstanding	51,599,633	53,463,308	49,066,284	52,771,936

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$69.5

Add: Income tax expense					28.4
Add: Total other income, net					(0.5)

Operating income (expense)	$25.5	$43.6	$51.9	$(23.6)	$97.4
Add: non-cash purchase accounting expense adjustment	2.5	—	—	—	2.5
Adjusted operating income (expense) (1)	28.0	43.6	51.9	(23.6)	99.9

Add: Depreciation and amortization	24.2	1.8	7.4	0.1	33.5
Add: Share-based compensation	—	—	—	14.2	14.2

Earnings before interest, taxes, depreciation, amortization, non-cash purchase accounting adjustment, share-based compensation (Adjusted EBITDA) (1)	$52.2	$45.4	$59.3	$(9.3)	$147.6

	Three months ended December 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$67.8

Add: Income tax expense					10.0
Add: Total other expense, net					1.3

Operating income (expense)	$19.1	$41.1	$39.9	$(21.0)	$79.1

Add: Depreciation and amortization	24.3	1.5	8.2	0.1	34.1
Add: Share-based compensation	—	—	—	13.8	13.8

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$43.4	$42.6	$48.1	$(7.1)	$127.0

(1) Adjusted operating income (expense) and Adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$279.5

Add: Income tax expense					120.9
Add: Total other expense, net					32.2

Operating income (expense)	$206.3	$126.2	$185.4	$(85.3)	$432.6

Add: Non-cash purchase accounting expense adjustment	2.5	—	—	—	2.5
Less: Non-cash gain	(3.0)	—	—	—	(3.0)
Adjusted operating income (expense) (1)	205.8	126.2	185.4	(85.3)	432.1

Add: Depreciation and amortization	94.6	6.9	31.0	0.4	132.9
Add: Share-based compensation	—	—	—	53.7	53.7

Earnings before interest, taxes, depreciation, amortization, non-cash gain, non-cash purchase accounting adjustment, share-based compensation (Adjusted EBITDA) (1)	$300.4	$133.1	$216.4	$(31.2)	$618.7

	Twelve months ended December 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$230.7

Add: Income tax expense					91.9
Add: Total other expense, net					62.8

Operating income (expense)	$184.0	$120.7	$154.5	$(73.8)	$385.4

Add: Depreciation and amortization	95.4	6.2	33.9	0.4	135.9
Add: Share-based compensation	—	—	—	44.0	44.0

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$279.4	$126.9	$188.4	$(29.4)	$565.3

(1) Adjusted operating income (expense) and Adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income attributable to Euronet Worldwide, Inc.	$279.7	$231.0	$69.3	$67.7

Foreign currency exchange (gain) loss	(8.0)	28.2	(11.6)	(7.8)
Intangible asset amortization(1)	24.4	27.0	5.4	6.9
Share-based compensation(2)	53.7	44.0	14.2	13.8
Non-cash gain(3)	(3.0)	—	—	—
Non-cash purchase accounting expense adjustment(4)	2.5	—	2.5	—
Income tax effect of above adjustments(5)	(3.0)	12.7	1.2	7.1
Non-cash GAAP tax expense (benefit)(6)	19.7	(11.3)	6.4	(17.8)

Adjusted earnings(7)	$366.0	$331.6	$87.4	$69.9

Adjusted earnings per share - diluted(7)	$7.46	$6.51	$1.88	$1.39

Diluted weighted average shares outstanding (GAAP)	51,599,633	53,463,308	49,066,284	52,771,936
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	230,000	216,060	158,030	183,422
Adjusted diluted weighted average shares outstanding	49,047,815	50,897,550	46,442,496	50,173,540

(1) Intangible asset amortization of $5.4 million and $6.9 million are included in depreciation and amortization expense of $33.5 and $ 34.1 million for both the three months ended December 31, 2023 and December 31, 2022, in the consolidated statements of operations. Intangible asset amortization of $24.4 million and $27.0 million are included in depreciation and amortization expense of $132.9 million and $135.9 million for the twelve months ended December 31, 2023 and December 31, 2022, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $14.2 million and $13.8 million are included in salaries and benefits expense of $158.0 million and $141.7 million for the three months ended December 31, 2023 and December 31, 2022, respectively, in the consolidated statements of operations. Share-based compensation of $53.7 million and $44.0 million are included in salaries and benefits expense of $602.9 million and $534.2 million for the twelve months ended December 31, 2023 and December 31, 2022, respectively, in the consolidated statements of operations.

(3) A non-cash gain of $3.0 million is included in operating income for the twelve months ended December 31, 2023, in the consolidated statements of operations.

(4) Non-cash purchase accounting expense adjustment of $2.5 million is included in operating income for the three months and the twelve months ended December 31, 2023 in the consolidated statement of operations.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.